Exhibit 99.1

November 15, 2010

<Name>
<Address>
<City>, <ST> <ZIP>

Dear Financial Advisor,

The Board of Directors of Cole Credit Property Trust III, Inc. (CCPT III) recently declared the daily distribution rate for the first quarter of 2011 to be $0.001781016 per share, paid on a monthly basis. This equates to an annualized distribution rate of 6.5% based on a purchase price of $10 per share.  The rationale behind this adjustment from 7% to 6.5% is important, and I wanted to take a moment to share our thoughts with you.

The Board and the Cole Management team remain extremely enthusiastic about the ongoing performance of CCPT III.  CCPT III was launched at a very opportune time in the overall economic cycle, and presently enjoys a near perfect occupancy rate of 99.7%, a long average remaining lease term of 15.6 years, and a stellar weighted average tenant credit rating of A-. This world-class portfolio continues to benefit from adhering to Cole’s disciplined and conservative investment strategy of purchasing primarily single-tenant properties leased to industry leading brand-name tenants, under long-term net leases, at favorable prices. In 2010, CCPT III has purchased close to $2 billion of such high quality properties, and we expect by year-end to have invested over $2.5 billion.  As a result, CCPT III is well positioned to deliver on its objective of providing both strong current income and the opportunity for capital appreciation.

As we move into 2011, we expect it will continue to be a terrific time in the market cycle to raise capital and purchase real estate at attractive prices, allowing CCPT III to generate substantially greater rental income.  We believe that, in a buyer’s market like the one we are experiencing, the best real estate operators with the most cash to invest will be in the strongest position to close quickly on attractive properties and produce significant returns for investors.  In the short-term, however, having cash to invest can impact the dividend coverage ratio because the money is not immediately invested in income producing real estate and, therefore, is temporarily earning a lower rate of return.

During the course of the due diligence process for CCPT III’s recent follow-on offering, we had the chance to hear from our broker-dealer partners, our financial advisors and our investors on what they admired about CCPT III and the non-traded REIT industry, as well as about what areas they believed could be improved.  Through this dialogue, it became clear that broker-dealers, advisors and investors are increasingly looking for assurance that distributions from a non-traded REIT remain aligned with the REIT’s present rental income, and not, as long has been customary in the industry, with rental income that the REIT expects to generate in the future as it raises capital and purchases and finances additional properties. In response, we elected to adjust our distribution rate for the first quarter of 2011.

We take our leadership role in the industry very seriously, and we feel that it is both an obligation and an opportunity to set positive standards in the industry and always be looking for new and improved ways to enhance your clients’ investment experience with Cole. At times, this may require us to make difficult decisions, but you can be confident that every decision we make at Cole is based on doing what is in the best interest of our shareholders.  This change will allow us to further position CCPT III for a successful exit and a strong total return for our shareholders.

A letter will be sent to your clients in mid-December along with their monthly statements advising them of this adjustment, but we wanted to make sure you had advance opportunity to discuss this with them.  This change will not impact your clients until the January 2011 distribution, which is paid in February of 2011.  Please also be aware that a notice of the new distribution rate was filed with the SEC.  If you have any questions, please contact your Cole wholesaler or call us at 1-866-341-2653.  Thank you again for your business and the trust you have placed in us.

Sincerely,
    Christopher H. Cole
Chairman and CEO

Data as of September 30th, 2010.  This communication contains forward-looking statements relating to the business and financial outlook of CCPT III that are based on its management's current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this communication. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.